UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 23, 2014
(Date of earliest event reported: September 22, 2014)

Revlon Consumer Products Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-59650	13-3662953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

See Items 5.02(1) and 5.02(2) below which are incorporated by reference into this Item 1.01.

Item 1.02	Termination of Material Definitive Agreement.

See Item 5.02(2) below which is incorporated by reference into this Item 1.02.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.  Item 5.02(c).  Election of Roberto Simon as Executive Vice President and Chief Financial Officer.

On September 22, 2014, Revlon, Inc.’s (“Revlon”) Board of Directors elected Roberto Simon as its Executive Vice President and Chief Financial Officer, effective as of September 30, 2014. Mr. Simon’s election as Revlon’s EVP & CFO fills the vacancy in that position created by the departure from the Company of its former Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Lawrence Alletto, as disclosed in Section 2 of this Form 8-K.

Previously, Mr. Simon (40) served as the Company’s Senior Vice President, Global Finance since joining the Company in October 2013 as part of the Company’s acquisition of The Colomer Group Participations, S.L. (“The Colomer Group”), including serving as the Company’s Global Business Process Owner, SAP, since February 2014.  Prior to joining the Company and since 2002, Mr. Simon served in various senior finance positions of increasing responsibility at The Colomer Group, including most recently serving as The Colomer Group’s Chief Financial Officer since October 2011.

Revlon’s wholly-owned operating subsidiary, Revlon Consumer Products Corporation (“RCPC” and together with Revlon, the “Company”) entered into an employment agreement with Mr. Simon, which, among other things, provides that Mr. Simon will serve as the Company's Executive Vice President and Chief Financial Officer, at an annual base salary of not less than $600,000, with a target bonus of 75% of his base salary and with the possibility of exceeding such amount based upon the Company’s and/or Mr. Simon’s over-achievement of their respective objectives.

During his employment with the Company, Mr. Simon is eligible to participate in the Company's annual long-term incentive programs (“LTIP”) under the Revlon Executive Incentive Compensation Plan (the “Incentive Compensation Plan”), subject to Compensation Committee approval. In connection with his election as the Company’s Chief Financial Officer, Revlon’s Compensation Committee approved: (i) a Transitional LTIP award in the target amount of $66,666 that would be payable in March 2015 based on the extent to which the Company achieves its 2014 LTIP performance objectives; (ii) a 2014-2015 Transitional LTIP award in the target amount of $333,333 that would be payable in March 2016 based on the extent to which the Company achieves its 2014-2015 LTIP performance objectives; and (iii) a 2014 LTIP in the target amount of $500,000 that would be payable in March 2017 based on the extent to which the Company achieves its 2014 – 2016 LTIP performance objectives. Mr. Simon is also eligible to receive future annual LTIP awards, subject to Compensation Committee approval, which at his level of seniority currently consist of $500,000 target annual LTIP grants. Each of these LTIP awards shall be otherwise subject to the respective LTIP terms and the terms of the Company’s Incentive Compensation Plan.

In connection with his election as EVP & CFO, the Compensation Committee also approved a grant of 75,665 restricted shares of Revlon Class A common stock to Mr. Simon. Such award vests in equal installment over 5 years beginning in March 2016. Mr. Simon is also entitled to participate in other benefit plans generally made available to the Company's other senior executives at his level, including, without limitation, eligibility to receive a $30,000 annual car allowance.

While the term of Mr. Simon’s employment agreement is indefinite, it may be terminated by the Company on 12 months’ notice.  If Mr. Simon’s employment was terminated and the Company desired to enforce its non-compete covenant, Mr. Simon would receive 100% of his then current base salary for a period of up to 12 months. Also, upon any "change of control," the term of Mr. Simon’s employment agreement would be extended for 24 months and if, within such period, Mr. Simon terminated his employment for ‘‘good reason’’ or if the Company terminated his employment other than for ‘‘cause,’’ he would receive: (i) two times the sum of (a) his base salary and (b) his average gross bonus earned over the previous 5 years; (ii) 24 months' continuation of certain fringe benefits; and (iii) all of his unvested restricted shares would immediately vest.

Mr. Simon does not have any family relationships with any of the Company's directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

2.  5.02(b).  Lawrence Alletto’s departure as the Company’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer.  Effective as of September 30, 2014, Lawrence Alletto, the Company’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer, is leaving the Company to pursue other opportunities. Mr. Alletto’s departure from the Company is not the result of any issue or concern with the Company’s accounting, financial reporting or internal control over financial reporting.  Mr. Alletto has worked together with Mr. Simon to ensure a smooth transition of the Company's financial functions.

On September 22, 2014, RCPC and Mr. Alletto entered into a separation agreement terminating Mr. Alletto’s employment agreement and providing that Mr. Alletto will receive certain separation pay and benefits that he is entitled to receive under his previously filed employment agreement. Mr. Alletto’s employment agreement, dated July 30, 2013, was filed with the SEC as Exhibit 10.1 to Revlon's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, which was filed with the SEC on October 24, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON CONSUMER PRODUCTS CORPORATION

	By:	/s/ Michael T. Sheehan
Michael T. Sheehan
Senior Vice President, Deputy General Counsel and Secretary

September 23, 2014

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